Exhibit 99.1

FOR IMMEDIATE RELEASE

Sonoma Pharmaceuticals Reports Financial Results for Fourth Quarter and Fiscal Year 2017

•	Product revenue for fourth quarter up 60% and for fiscal year 2017 up 48%, compared to last year, driven by growth in U.S. dermatology sales
•	Cash position of $17.5 million; management believes the company is more than fully funded to achieve EBITDA breakeven

Conference Call Begins at 4:30pm EDT Today

PETALUMA, Calif.—(June 5, 2017)—Sonoma Pharmaceuticals, Inc. (NASDAQ: SNOA, warrants SNOAW), a specialty pharmaceutical company that develops and markets unique and effective solutions for the treatment of dermatological conditions and advanced tissue care, today announced financial results for the fourth quarter and the fiscal year 2017, ended March 31, 2017 and provided a corporate update.

Total revenue was $4 million for the fourth quarter as compared to $2.6 million for the same period last year. Product revenues of $3.8 million were up 60%, or $1.4 million, when compared to the same period last year, driven by strong growth in the U.S. and international markets. The numbers in this press release reflect the reclassification of the financial components of the Latin American operations as a discontinued business due to the sale of this business. (See the section below on “Sale of Latin American Business and Impact on Accounting Treatment” for more details.)

“We are pleased with the progress we have made this year in executing on our corporate strategy of growing dermatology revenue with our expanding direct sales force,” said Jim Schutz, Sonoma Pharmaceuticals CEO. “This progress is evidenced by our current robust product portfolio and 86% growth in prescriptions filled for FY 2017, compared to last year. Our growing sales force coupled with planned product launches provide a high level of confidence in our future growth. Looking forward, with our strong cash position of $17.5 million, we believe we have more than sufficient cash to fully fund our high sales growth plan and achieve breakeven without diluting shareholders.”

Business Highlights:

•	Dermatology prescriptions filled for the fiscal year were up 86% over last year and for the March quarter were up 60% over the same period last year.
•	Robust product portfolio of 8 products for treatment of atopic and seborrheic dermatitis, scar management, surgical procedures, severe acne and skin repair.
•	Loyon skin descaling product was approved by FDA and is expected to be launched in Fall 2017.
•	Significantly expanded the dermatology sales force to drive revenue growth.
•	In October 2016, sold Latin American assets for $19.5 million in cash and a guaranteed minimum royalty of $2.5 million over ten years.
•	Strong revenue growth in animal healthcare due to partnership with MannaPro® Products and product introduction into PetSmart® stores.

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Financial Highlights:

Product revenues in the United States for the quarter ended March 31, 2017, of $1.8 million, increased by $451,000, or 32%, when compared to the same period in the prior year. This increase was the result of higher sales of the company’s dermatology and animal healthcare products. In addition, sales to a new animal health care partner increased during the quarter compared to last year, partially offset by a decline in U.S. wound care revenue.

Product revenue in Latin America for the quarter ended March 31, 2017, was $834,000. This amount reflects the sale of products to Invekra, at reduced or previously agreed to prices, since completion of Sonoma’s asset sale to Invekra in October 2016. Sonoma will continue to supply Invekra until its manufacturing facility is operational.

Product revenue in Europe and the rest of the world for the quarter ended March 31, 2017, of $1.1 million, increased by $145,000 or 15%, as compared to the same period in the prior year, with increases in Asia, partially offset by decreases in the Middle East and Europe.

Sonoma reported gross profit of $1.9 million, or 48% of total revenue, during the three months ended March 31, 2017, compared to a gross profit of $971,000, or 38% of total revenue when compared to the same period in the prior year. The gross profit percentage increased as compared to last year, primarily due to the reclassification of gross margin between the continuing and discontinued operations.

Total operating expenses of $4.9 million for the three months ended March 31, 2017, increased by $273,000, or 6%, as compared to the same period in the prior year. Operating expenses minus non-cash expenses during the fourth quarter of fiscal year 2017 were $4.5 million, up $361,000, or 9%, as compared to the same period in the prior year. This increase in operating expenses was mostly due to higher sales, marketing and administrative expenses in the United States related to the growth of a direct sales force in dermatology, partly offset by a decline in European expenses. A key driver to the growth in operating expenses was the increase in the number of sales representatives, compared to the same period last year.

Net loss from continuing operations for the quarter ended March 31, 2017, was $2.9 million, a decrease of $737,000 as compared to net loss from continuing operations of $3.7 million for the same period in the prior year. The operating loss minus non-cash expenses was $2.4 million, down $750,000, compared to $3.2 million for the same period last year.

As of March 31, 2017, Sonoma had cash and cash equivalents of $17.5 million, as compared with $7.5 million as of March 31, 2016.

Results for the Twelve Months Ended March 31, 2017

Total revenues of $12.8 million increased by $3.4 million, or 37%, for the twelve months ended March 31, 2017, as compared to $9.4 million for the twelve months ended March 31, 2016. Product revenue of $12 million increased $3.9 million, or 48%, as compared to $8.1 million for the twelve months ended March 31, 2016. The increase in product revenue was driven by strong growth in the United States, up $2.2 million, or 51%, and in international markets, up 45%.

Sonoma reported gross profit of $5.7 million, or 44% of total revenue, for the twelve months ended March 31, 2017, compared to a gross profit of $2.6 million, or 28% of total revenue when compared to the same period in the prior year. The gross profit percentage increased, compared to last year primarily due to the reclassification of gross margin between the continuing and discontinued operations.

Total operating expenses of $18.6 million for the twelve months ended March 31, 2017, increased by $1.3 million, or 7%, as compared to the same period in the prior year. Total operating expenses minus non-cash expenses of $16.6 million increased $1.2 million, or 8%, for the twelve months ended March 31, 2017, compared to the same period in the prior year. This increase was primarily due to higher costs of the direct sales force for dermatology. Operating loss minus non-cash expenses (EBITDA) for the twelve months ended March 31, 2017, was $10.5 million, compared to $12.4 million for the same period last year.

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Conference Call

Sonoma’s management will hold a conference call today to discuss fourth quarter fiscal year 2017 results and answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.sonomapharma.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 15350781. A webcast replay will be available on the site at http://ir.sonomapharma.com/events.cfm for one year following the call.

Sale of Latin American Business and Impact on Accounting Treatment

With the sale of the Latin American business during the third quarter, ended December 31, 2016, the components of the financial statements related to this transaction have been classified as a discontinued business for accounting purposes and in accordance with this accounting treatment, the income statement and balance sheet have been retroactively revised to reflect the revenue, expenses and balance sheet items of the continuing businesses for this fiscal year and last fiscal year. All of the income statement categories related to Latin America have been condensed to a one line item on the income statement as “Income from discontinued operations.” Also, the discontinued balance sheets items have been listed separately from the continuing operations. As a result, the comparison of results discussed in this press release relate primarily to the continuing businesses in accordance with generally accepted accounting principles.

About Sonoma Pharmaceuticals, Inc.

Sonoma is a specialty pharmaceutical company that develops and markets unique and effective solutions for the treatment of dermatological conditions and advanced tissue care. The company’s products, which are sold throughout the United States and internationally, have improved outcomes for more than five million patients globally by reducing infections, itch, pain, scarring and harmful inflammatory responses. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. European marketing and sales are headquartered in Roermond, Netherlands. More information can be found at www.sonomapharma.com.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Sonoma Pharmaceuticals, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “believe,” “achieve,” and “strive,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

Sonoma Pharmaceuticals™ and Microcyn® Technology are trademarks or registered trademarks of Sonoma Pharmaceuticals, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Sonoma Pharmaceuticals, Inc.

Dan McFadden

VP of Public and Investor Relations

(425) 753-2105

dmcfadden@Sonomais.com

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$17,461	$7,469
Accounts receivable, net	2,108	1,508
Inventories, net	2,221	1,595
Prepaid expenses and other current assets	616	1,505
Current portion of deferred consideration, net of discount	237	–
Current assets of discontinued operations	–	811
Total current assets	22,643	12,888
Property and equipment, net	1,239	850
Deferred consideration, net of discount, less current portion	1,497	–
Other assets	80	65
Total assets	$25,459	$13,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,255	$1,337
Accrued expenses and other current liabilities	1,302	1,526
Deferred revenue	345	274
Deferred revenue Invekra	176	–
Current portion of long-term debt	123	114
Current portion of capital leases	74	–
Taxes payable	13	–
Current liabilities of discontinued operations	–	300
Total current liabilities	3,288	3,551
Long-term deferred revenue Invekra	527	–
Long-term debt, less current portion	45	–
Long-term capital leases, less current portion	168	–
Long-term liabilities of discontinued operations	–	112
Total liabilities	4,028	3,663
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.0001 par value; 714,286 shares authorized, none issued and outstanding at March 31, 2017 and March 31, 2016, respectively	–	–
Common stock, $0.0001 par value; 12,000,000 shares authorized at March 31, 2017 and March 31, 2016, 4,289,322 and 4,196,873 shares issued and outstanding at March 31, 2017 and March 31, 2016, respectively	1	1
Additional paid-in capital	168,709	166,368
Accumulated deficit	(143,101)	(152,375)
Accumulated other comprehensive loss	(4,178)	(3,854)
Total stockholders’ equity	21,431	10,140
Total liabilities and stockholders’ equity	$25,459	$13,803

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2017	2016	2017	2016
Revenues
Product	$3,799	$2,369	$11,957	$8,077
Product licensing fees and royalties	–	–	–	231
Service	230	206	868	1,061
Total revenues	4,029	2,575	12,825	9,369
Cost of revenues
Product	1,912	1,438	6,419	5,840
Service	170	166	738	881
Total cost of revenues	2,082	1,604	7,157	6,721
Gross profit	1,947	971	5,668	2,648
Operating expenses
Research and development	350	441	1,576	1,806
Selling, general and administrative	4,509	4,145	17,066	15,556
Total operating expenses	4,859	4,586	18,642	17,362
Loss from operations	(2,912)	(3,615)	(12,974)	(14,714)
Interest expense	(1)	(3)	(3)	(3)
Interest income	14	1	22	2
Gain due to change in fair value of derivative liabilities	–	1	–	11
Tax benefit	228	–	4,268	–
Other income (expense), net	(258)	(50)	18	(20)
Loss from continuing operations	(2,929)	(3,666)	(8,669)	(14,724)
Income from discontinued operations (net of tax)	493	756	17,943	4,562
Net income (loss)	$(2,436)	$(2,910)	$9,274	$(10,162)

Net income (loss) per share: basic and diluted
Continuing operations	$(0.69)	$(1.03)	$(2.03)	$(4.48)
Discontinued operations	0.12	0.21	4.20	1.39
	$(0.57)	$(0.82)	$2.17	$(3.09)

Weighted-average number of shares used in per share calculations: basic and diluted	4,224	3,565	4,270	3,289

Other comprehensive income (loss)
Net income (loss)	$(2,436)	$(2,910)	$9,274	$(10,162)
Foreign currency translation adjustments	493	45	(324)	(347)
Comprehensive income (loss)	$(1,943)	$(2,865)	$8,950	$(10,509)

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(In thousands) and (Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2017	2016	2017	2016
(1) Loss from operations minus non-cash expenses (EBITDA):
GAAP loss from operations as reported	$(2,912)	$(3,615)	$(12,974)	$(14,714)
Non-cash adjustments:
Stock-based compensation	413	374	2,243	2,023
Depreciation and amortization	70	62	248	244
Non-GAAP loss from operations minus non-cash expenses (EBITDA)	$(2,429)	$(3,179)	$(10,483)	$(12,447)

(2) Net loss minus non-cash expenses:
GAAP net income (loss) as reported	$(2,436)	$(2,910)	$9,274	$(10,162)
Non-cash adjustments:
Stock-based compensation	413	374	2,243	2,023
Depreciation and amortization	70	62	248	244
Gain due to change in fair value of derivative instruments	–	(1)	–	(11)
Non-GAAP net income (loss) minus non-cash expenses	$(1,953)	$(2,475)	$11,765	$(7,906)

(3) Operating expenses minus non-cash expenses
GAAP operating expenses as reported	$4,859	$4,586	$18,642	$17,362
Non-cash adjustments:
Stock-based compensation	(362)	(453)	(1,995)	(1,913)
Depreciation and amortization	(12)	(9)	(42)	(44)
Non-GAAP operating expenses minus non-cash expenses	$4,485	$4,124	$16,605	$15,405

________________

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in fair value of common stock, a change in the fair value of derivative instruments, loss on impairment of investment, and non-cash interest expense. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

PRODUCT RELATED REVENUE SCHEDULES

(In thousands) and (Unaudited)

The following table shows the company’s product revenues by geographic region:

	Three Months Ended March 31,
	2017	2016	$ Change	% Change
United States	$1,839	$1,388	$451	32%
Latin America	834	–	834	100%
Europe and Rest of the World	1,126	981	145	15%
Total	$3,799	$2,369	$1,430	60%

	Twelve Months Ended March 31,
	2017	2016	$ Change	% Change
United States	$6,580	$4,371	$2,209	51%
Latin America	1,299	–	1,299	100%
Europe and Rest of the World	4,078	3,706	372	10%
	11,957	8,077	3,880	48%
Product license fees and royalties	–	231	(231)	(100)%
Total	$11,957	$8,308	$3,649	44%

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